Westmoreland Settles Assignment
Dispute with TECO; Court
Approves Westmoreland's Plan
Of Reorganization

Philadelphia, PA - December 16, 1994 - Westmoreland Coal Company (NYSE:WCX) announced today that it had reached agreement with TECO Coal Corporation whereby TECO will consent to the assignment of two coal supply subcontracts by Kentucky Criterion Coal Company to CONSOL of Kentucky, Inc. as a part of Westmoreland's sale of the assets of Kentucky Criterion to CONSOL.

The resolution of this dispute was approved by the United States Bankruptcy Court for the District of Delaware today as a part of that Court's approval of Westmoreland's Plan of Reorganization in its "prepackaged" Chapter 11 proceeding. The approval of the Plan will permit Westmoreland and CONSOL to proceed as soon as possible with the closing of the sale of the Kentucky Criterion Assets. Westmoreland will emerge from Bankruptcy upon the completion of the Criterion sale.

The proceeds from the sale will be used by Westmoreland to pay in full its outstanding indebtedness to its principal creditors of approximately $39 million, fund equity contributions through 1995 of approximately $28 million for a current power plant projects of Westmoreland's wholly-owned subsidiary, Westmoreland Energy, Inc., and to meet other needs related to Westmoreland's strategic repositioning.

Christopher K. Seglem, Westmoreland's President and Chief
Executive Officer said, "The resolution of our dispute with TECO and the approval of our Plan of Reorganization to enable Westmoreland to proceed with the closing of the Kentucky Criterion asset sale are major milestones for Westmoreland. The way is cleared for us to retire our burdensome debt obligations which have threatened our short term viability and hampered our ability to stabilize the Company. Having the cash to make full equity contributions in our independent power projects maximizes our opportunity for strong operating profits from that sector of our Company."


For information contact R. Page Henley (215) 545-2500